Exhibit 10.1

QUEST DIAGNOSTICS INCORPORATED
EXECUTIVE OFFICER SEVERANCE PLAN

               1. Purpose. The purpose of the Quest Diagnostics Incorporated Executive Officer Severance Plan (together with the attached schedules, appendices and exhibits, the “Plan”) is to secure the continued services of the executive officers of the Company and provide these executives with certain termination benefits in the event of a Qualifying Termination (as defined in Section 2) and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of the Company (as defined in Section 2).

               2. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

               (a) “Annual Performance Bonus” means the annual cash bonus awarded under the Company’s applicable incentive plans, as in effect from time to time (as of the date of adoption of this Plan the “Bonus” within the meaning of Section 5(a) of the Company’s Senior Management Incentive Plan, effective as of May 13, 2003 and under the Company’s Management Incentive Plan such plans referred to herein as the “Company Incentive Plan”).

               (b) “Base Salary” means the Participant’s annual rate of base salary as in effect on the Date of Termination, provided, however, that Base Salary for the Termination Period shall mean the Participant’s highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s Date of Termination.

               (c) “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation. References herein to the Board include any committee or person to whom the Board has designated its authority.

               (d) “Bonus Amount” means the Participant’s target Annual Performance Bonus for the fiscal year in which the Participant’s Date of Termination occurs, provided, however, that if the Participant’s Qualifying Termination is on account of Good Reason pursuant to a reduction in a Participant’s compensation or compensation opportunity under Section 2(k)(ii), “Bonus Amount” shall be the Participant’s target Annual Performance Bonus for the prior fiscal year if higher.

               (e) “Cause” means (i) the willful and continued failure of the Participant to perform substantially his duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such failure subsequent to the Participant being delivered a notice of termination without

Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to the Participant by or on behalf of the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties, (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the engaging by the Participant in conduct or misconduct that materially harms the reputation or financial position of the Company, (iv) the Participant (x) obstructs or impedes, (y) endeavors to influence, obstruct or impede or (z) fails to materially cooperate with, an Investigation, (v) the commission of a felony by the Participant or (vi) the Participant is found liable in any Securities and Exchange Commission or other civil or criminal securities law action.

               For purposes of this paragraph (e), no act or failure to act by the Participant shall be considered “willful” unless done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, in accordance with authority duly given by the Board, based upon the advice of counsel for the Company (including counsel employed by the Company) shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

               A Participant who is designated on Schedule A (and, after a Change in Control, a Participant who is designated on Schedule B) shall not be considered to have been terminated for Cause unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Participant from both the numerator and denominator if the Participant is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii), (iii), (iv), (v), or (vi) has occurred and specifying the particulars thereof in detail.

               Anything herein to the contrary notwithstanding, if, following a termination of the Participant’s employment by the Company for Cause based upon the conviction of the Participant for a felony, such conviction is overturned in a final determination on appeal, the Participant shall be entitled to the payments and the economic equivalent of the benefits the Participant would have received if his employment had been terminated by the Company without Cause.

               (f) “Change in Control” means the occurrence of any one of the following events:

(i) any person is or becomes a “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the

Company representing more than 40% of the total voting power of the Company’s then outstanding securities generally eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that any of the following acquisitions shall not be deemed to be a Change in Control: (1) by the Company or any subsidiary or affiliate, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or affiliate, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii));

               (ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries or affiliates that requires the approval of the Company’s stockholders whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:

(A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination,

(B) no person (other than any employee benefit plan (or any related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing 40% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation), and

(C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the

Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(Any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

               (iii) individuals who, on the effective date of this Plan, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of this Plan, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

               (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

               Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 40% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

               (g) “Company” means Quest Diagnostics Incorporated, a Delaware corporation.

               (h) “Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 12 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.

               (i) “Disability” shall have the same meaning ascribed to that term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

               (j) “Equity Incentive Compensation” means all equity-based compensation (including stock options, stock appreciation rights, restricted stock and performance shares) awarded under the Company’s incentive plan(s), as in effect from time to time (as of the date of adoption of this Plan the Amended and Restated Employee Long-Term Incentive Plan).

               (k) “Good Reason” means the occurrence of one or more of the following circumstances, without the Participant’s express written consent, and which circumstance(s) are not remedied by the Company within thirty (30) days of receipt of a written notice from the Participant describing in reasonable detail the Good Reason event that has occurred:

               (i) (A) any change in the duties, responsibilities or status (including reporting responsibilities) of the Participant that is inconsistent in any material and adverse respect with the Participant’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties, responsibilities (other than reporting responsibilities) or status that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this Section 2(k) or (B) a material and adverse change in the Participant’s titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

               (ii) a reduction by the Company in the Participant’s rate of annual base salary or Annual Performance Bonus or Equity Incentive Compensation target opportunities (including any material and adverse change in the formula for such targets) as in effect immediately prior to such Change in Control;

               (iii) the Company’s requiring the Participant to be based at any office or location more than fifty (50) miles from the office where the Participant is located at the time of the Change in Control and as a result causing the Participant’s commute from his residence at the time of the Change in Control to the new location to increase by more than fifty (50) miles;

               (iv) the failure of the Company to (A) continue in effect any significant employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Participant is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any such plan, unless the Participant is permitted to participate in other plans providing the Participant with substantially equivalent benefits in the aggregate (at substantially equivalent or lower cost with respect to welfare benefit plans), or (B) provide the Participant with paid vacation in accordance with the most favorable vacation policies of the Company as in effect for the Participant immediately prior to such Change in Control (including the crediting of all service for which the Participant had been credited under such vacation policies prior to the Change in Control); or

(v) the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor as contemplated in Section 11(b).

Notwithstanding the foregoing, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Participant shall not constitute Good Reason. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacities due to mental or physical illness and the Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. The Participant may terminate his employment for a “Good Reason” event that is not reasonably remedied by the Company provided that the Participant shall have delivered a notice of termination within ninety (90) days after delivery of the notice describing the Good Reason event giving rise to such termination.

               (l) “Investigation” means an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency.

               (m) “Participant” means an executive officer of the Company selected, from time to time, by the Board for participation in this Plan and who is designated on Schedule A or B at the applicable time but only if such executive has completed at least one year of continuous employment with the Company and its Subsidiaries at the applicable time (unless such one year employment requirement has been waived in writing by the Board).

               (n) “Potential Change in Control” means the execution or entering into of any agreement by the Company the consummation of which can be expected to be a Change in Control.

               (o) “Qualifying Termination” means a termination of the Participant’s employment (i) prior to a Change in Control, by the Company other than for Cause and (ii) after a Change in Control, by the Company other than for Cause or by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

               (p) “Retirement” means the Participant’s voluntary termination of employment on or after he or she attains age 60 with five (5) years of service.

               (q) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

               (r) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Plan to the contrary, if (i) the Participant’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) the Participant reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within six (6) months from the date of such termination, then for purposes of this Plan, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to the Participant under Section 5, the date of the actual Change in Control shall be treated as the Participant’s Date of Termination under Section 2(h), and for purposes of determining the amount of payments and benefits owed to the Participant under Section 5, the date the Participant’s employment is actually terminated shall be treated as the Participant’s Date of Termination under Section 2(h).

               3. Eligibility.

               (a) The Board shall determine in its sole discretion which executives of the Company shall be Participants in this Plan and whether a Participant shall be designated on Schedule A or B.

               (b) The Board may, in its sole discretion, remove any executive from Schedule A and add such executive to Schedule B but may not remove any executive from participation in this Plan entirely; provided, that a Participant who is designated on Schedule A as of immediately prior to a Change in Control may not be removed from such Schedule without his or her prior written consent within the two year period following a Change in Control.

               (c) The Board may delegate its authority to determine which senior executives of the Company shall be Participants in this Plan, to designate the Participants on Schedule A or B and to remove a Participant from Schedule A to the Compensation Committee (or any successor committee) of the Board.

               4. Payments Upon Termination of Employment Prior to a Change in Control. If the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release in the form attached to this Plan as Exhibit A (the “Separation Agreement and Release”), the Company shall provide to the Participant:

               (a) Salary continuation equal to the Participant’s Base Salary multiplied by either (i) 2.00 for a Participant designated on Schedule A or (ii) 1.00 for a Participant designated on Schedule B, payable in accordance with the Company’s practices for similarly situated executives;

               (b) The Bonus Amount times (i) 2.00 for a Participant designated on Schedule A or (ii) 1.00 for a Participant designated on Schedule B, payable at the same time Annual Performance Bonuses are ordinarily paid to similarly situated executives;

               (c) For (i) 24 months for a Participant designated on Schedule A or (ii) 12 months for a Participant designated on Schedule B, following the Date of Termination, group medical and life insurance coverage to the Participant (and his eligible dependents), under the terms prevailing at the time immediately preceding the Date of Termination; the Company shall continue to pay the entire amount of such premiums (and increases therein, if any) to the same extent as the Company pays for such coverage for similarly situated executives, provided that to the extent that any plan does not permit continuation of the Participant’s or his eligible dependents’ participation throughout such period, the Company shall provide the Participant, no less frequently than quarterly in advance, with an amount, on an after-tax basis, equal to the Company’s cost of providing such benefits and, provided further, that at the end of the foregoing period, the Participant shall be entitled to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”);

               (d) For one (1) year following the Date of Termination, the Participant will be entitled to receive executive outplacement assistance from Lee Hecht Harrison or an equivalent career placement firm at the Company’s expense and in accordance with the Company’s policies for similarly situated executives; and

               (e) In a lump-sum, the amount of any matching contributions made by the Company on behalf of the Participant to the Company’s 401(k) plan and the Company’s Supplemental Deferred Compensation Plan during the year preceding the Date of Termination.

               5. Payments Upon Termination of Employment After a Change in Control. If during the Termination Period the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release, the Company shall provide to the Participant:

               (a) Within ten (10) days following the Date of Termination (or, if later, the execution by the Participant of the Separation Agreement and Release), a lump sum cash payment equal to the result of multiplying the sum of the Participant’s Base Salary plus the Participant’s Bonus Amount by (i) either 3.00 for a Participant designated on Schedule A or (ii) 2.00 for a Participant designated on Schedule B; and

               (b) Within ten (10) days following the Date of Termination (or, if later, the execution by the Participant of the Separation Agreement and Release), a cash payment equal to the Participant’s target Annual Performance Bonus for the fiscal year in which the Participant’s Date of Termination occurs, multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which is 365;

               (c) For (i) three (3) years for a Participant designated on Schedule A or (ii) two (2) years for a Participant designated on Schedule B following the Date of Termination, group medical and life insurance coverage to the Participant (and his eligible dependents), under the terms prevailing at the time immediately preceding the Date of Termination; the Company shall continue to pay the entire amount of such premiums (and increases therein, if any) to the same extent as the Company pays for such coverage for similarly situated executives, provided that to the extent that any plan does not permit continuation of the Participant’s or his eligible dependents’ participation throughout such period, the Company shall provide the Participant in a lump-sum an amount, on an after-tax basis, equal to the Company’s cost of providing such benefits; and, provided further, that at the end of the foregoing period, the Participant shall be entitled to the continuation of health benefits under COBRA;

               (d) For one (1) year following the Date of Termination, the Participant will be entitled to receive executive outplacement assistance from Lee Hecht Harrison or an equivalent career placement firm at the Company’s expense;

               (e) In a lump-sum, the amount of any matching contributions made by the Company on behalf of the Participant to the Company’s 401(k) plan and the Company’s Supplemental Deferred Compensation Plan during the year preceding the Date of Termination; and

               (f) To the extent provided in Appendix A, if the Participant is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), a gross-up payment in accordance with the provisions of Appendix A.

               6. Key Employees. Notwithstanding the timing of payments set forth in Sections 4 and 5, if the Company determines that the Participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and that, as a result of such status, any portion of the payment under this Plan would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay. The Company shall set aside those payments that would be subject to the Section 409A additional tax in a trust that is in compliance with Rev. Proc. 92-64 which may, but need not be, the trust established under the Company’s Supplemental Deferred Compensation Plan.

               7. Participant’s Obligations. The Participant agrees that:

               (a) Without the consent of the Company, the Participant will not terminate employment with the Company without giving 30 days prior notice to the Company, and during such 30-day period the Participant will assist the Company, as and to the extent reasonably requested by the Company, to effect an orderly transition of the Participant’s duties and responsibilities with the Company.

               (b) In the event that the Participant has received any benefits from the Company under Section 4 of this Agreement, then, during the period of 36 months following the Date of Termination, the Participant, upon request by the Company:

               (i) Will consult with one or more of the executive officers concerning the business and affairs of the Company for not to exceed four hours in any month at times and places selected by the Participant as being convenient to him or her, all without compensation other than what is provided for in Section 4 of this Agreement; and

               (ii) Will testify as a witness on behalf of the Company in any legal proceedings involving the Company which arise out of events or circumstances that occurred or existed prior to the Date of Termination (except for any such proceedings relating to this Plan), without compensation other than what is provided for in Section 4 of this Agreement, provided that all out-of-pocket expenses incurred by the Participant in connection with serving as a witness shall be paid by the Company.

The Participant shall not be required to perform the Participant’s obligations under this Section 7 if and so long as the Company is in default with respect to performance of any of its obligations under this Agreement.

               8. Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

               9. Reimbursement of Expenses. Following a Change in Control, if any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate as reported in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

               10. No Guarantee of Employment. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries.

               11. Successors; Binding Agreement.

               (a) This Plan shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Plan shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

               (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Plan and shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by a Participant.

               (c) The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

               12. Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

               If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.

               If to the Company:

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               (b) A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice, provided, however, that the Company may in its sole discretion accelerate such date to an earlier date or, alternatively, place the Participant on paid leave during such period. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

               13. Full Settlement; Resolution of Disputes and Costs.

               (a) The Company’s obligation to make any payments provided for in this Plan and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Participant under any other severance or employment agreement between the Participant and the Company, and any severance plan of the Company. In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

               (b) Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in New Jersey by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Company, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. In the event of any such dispute or controversy arising during a Termination Period, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding on the same terms as set forth in Section 9 of this Plan.

               14. Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

               15. Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan) 5, 6, 8(c) and 10 shall survive the termination of this Plan.

               16. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS

PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

               17. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however, that (i) Sections 3(b), 4(a) and 4(b) may not be amended in a manner which is materially adverse to any Participant then listed on Schedule A or B without such Participant’s written consent, (ii) during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, the Plan (including, for the avoidance of doubt, any Schedules, Appendices and Exhibits) may not be amended or terminated by the Board in any manner which is materially adverse to any Participant then listed on Schedule A or B without such Participant’s written consent and (iii) any termination or amendments to the Plan (including, for the avoidance of doubt, any Schedules, Appendices and Exhibits) that are materially adverse to the interests of any Participant then listed on Schedule A or B, and that occur during the period of time beginning on a date three (3) months prior to a Potential Change in Control and ending on the termination of the agreement that constituted the Potential Change in Control, shall be void unless consented to in writing by the affected Participant.

               18. Interpretation and Administration. The Plan shall be administered by the Board. The Board may delegate any of its powers under the Plan to the Compensation Committee of the Board (or any successor committee). With respect to those Participants who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee may delegate any of its powers under the Plan to the Chief Executive Officer of the Company. The Board, the Compensation Committee (or any successor committee) and the Chief Executive Officer (to the extent of the powers delegated to him) shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under this Plan; (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering this Plan; (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) amend this Plan to reflect changes in or interpretations of applicable law, rules or regulations. The determination of the Board on all matters relating to the Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties, provided, however, that following a Change in Control, notwithstanding anything in this Plan to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination, will apply a de novo standard of review to any determinations made by such person and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

               19. Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 12 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Board in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Board shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Board, the Participant may: (i) request a review of the denial by the Board or, where review authority has been so delegated, by such other person or entity as may be designated by the Board for this purpose; (ii) review any Policy documents relevant to his or her claim; and (iii) submit issues and comments to the Board or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Board or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Board or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Board or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 16 will be permitted at the sole discretion of the Board or its delegate. If the Board does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

               20. Type of Policy. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

               21. No Duplication of Benefits. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments provided in Sections 4 or 5, as applicable, the Company is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan. In taking such action, the Company will be guided by the principles that (1) such a Participant will otherwise be treated, for the purpose of the Sections specified above, no more or no less favorably than are other Participants who are not covered by such other plan, program, policy, individually negotiated agreement or other arrangement and (2) the provisions of such other plan, program, policy, individually negotiated agreement or other arrangement (including, but not limited to, a special individual pension, a special deferral account and/or a special equity based grant) which are not duplicative of the payments provided in Sections 4 or 5, as applicable, will not be considered in determining elimination and/or reductions in Plan benefits.

               22. Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

               23. Effective Date. The Plan shall be effective as of May 3, 2006.

Schedule A

W. Thomas Grant II	Senior Vice President, Insurance and Employer Services
Robert A. Hagemann	Senior Vice President and Chief Financial Officer
Robert E. Peters	Vice President, Sales and Marketing
Michael E. Prevoznik	Senior Vice President and General Counsel
David M. Zewe	Senior Vice President, Diagnostic Testing Operations

Schedule B

None

Appendix A

Additional Reimbursement Payments by the Company – Schedule A Participants ONLY

(a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Participant (whether pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Appendix A) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Participant an additional payment (a “Reimbursement Payment”) in an amount such that after payment by the Participant of all taxes (including any Excise Tax) imposed upon the Reimbursement Payment, the Participant retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, the Participant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

Notwithstanding the foregoing provisions of this Appendix A, if it shall be determined that the Participant is entitled to a Reimbursement Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is no more than 5% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Participant under this Plan shall be reduced (but not below zero) to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Reimbursement Payment shall be made to the Participant. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(a), unless an alternative method of reduction is elected by the Participant. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Plan shall be reduced pursuant to this provision.

(b) Subject to the provisions of Paragraph (a), all determinations required to be made under this Appendix A, including whether and when a Reimbursement Payment is required,

App. A-2

the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Reimbursement Payment under this Appendix A with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Participant.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse the Participant for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Participant. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse the Participant for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Participant (to the extent the Participant has received a refund

App. A-3

if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Participant shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Company makes a Reimbursement Payment to the Participant and subsequently the Company determines that the value of any accelerated vesting of stock options held by the Participant shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), the Participant shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of the Participant’s amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Participant’s taxable income, then in addition to returning the refund to the Company, the Participant will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment (all determinations pursuant to this sentence shall be made by the Accounting Firm). In the event that amounts payable to the Participant under this Plan were reduced pursuant to the second paragraph of Paragraph (a) and subsequently the Participant determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Participant any amounts payable under this Plan that were not previously paid solely as a result of the second paragraph of Paragraph (a) up to the Safe Harbor Cap.

App. A-4

Exhibit A

FORM OF SEPARATION AGREEMENT AND RELEASE (HEREIN “AGREEMENT”)

Quest Diagnostics Incorporated (the “Company”) and _______________ (“Executive”) agree as follows:

          1. Executive’s employment with the Company will terminate effective [Date].

          2. Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information concerning litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may be within his knowledge. Executive will cooperate fully with the Company in connection with any and all future litigation or regulatory proceedings brought by or against the Company to the extent the Company reasonably deems Executive’s cooperation necessary. Executive will be entitled to reimbursement of reasonable out-of-pocket expenses (not including counsel fees) incurred in connection with fulfilling his obligations under this Section 2.

          3. In consideration of Executive’s undertakings herein, the Company will pay an amount equal to $____________ in accordance with Section 4 of the Company’s Executive Severance Plan (the “Severance Plan”), less required deductions (including, but not limited to, federal, state and local tax withholdings) as separation/severance pay (the “Severance Payment”). The Severance Payment will be paid in accordance with the Severance Plan. Payment of the Severance Payment is contingent upon the execution of this Agreement by Executive and Executive’s compliance with all terms and conditions of this Agreement and the Severance Plan. Executive agrees that if this Agreement does not become effective, the Company shall not be required to make any further payments to Executive pursuant to this Agreement or the Severance Plan and shall be entitled to recover all payments already made by it (including interest thereon).

          4. Executive understands and agrees that any amounts that Executive owes the Company, including any salary or other overpayments related to Executive’s employment with the Company, will be offset and deducted from Executive’s final paycheck from the Company. Executive specifically authorizes the Company to offset and deduct any such amounts from his final paycheck. Executive agrees and acknowledges that, to the extent the amount of Executive’s final paycheck is not sufficient to repay the full amount that Executive owes to the Company, if any, the full remaining amount owed to the Company, if any, will be offset and deducted from the amount of the Severance Payment. Executive specifically authorizes the Company to offset and deduct any such amounts from his Severance Payment.

          5. Executive agrees that, after payment of Executive’s final paycheck on [Date] and the Severance Payment, Executive will have received all compensation and benefits that are due and owing to Executive by the Company, including but not limited to salary, vacation pay, bonus, commissions and incentive/override compensation but excluding any benefits or services provided pursuant to Sections 4(e) and 4(f) of the Severance Plan.

          6. Executive represents that he has returned to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Company or its affiliates, including copies, extracts or other documents derived from such property or information. Executive will immediately forfeit all rights and benefits under this Agreement and the Severance Plan, including, without limitation, the right to receive any Severance Payment if Executive, directly or indirectly, at any time (i) discloses to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Company or any of its affiliates or uses such secrets or information without the prior written consent of the General Counsel of the Company or (ii) takes any actions or makes or publishes any statements, written or oral, or instigates, assists or participates in the making or publication of any such statements which libel, slander or disparage the Company or any of its past or present directors, officers or employees. Nothing in this Agreement shall prevent or prohibit Executive or the Company from responding to an order, subpoena, other legal process or regulatory inquiry directed to them or from providing information to or making a filing with a governmental or regulatory body. Executive agrees that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this Agreement, he will promptly notify the Company, in writing, directed to the Company’s General Counsel. In the event disclosure is so required, Executive agrees not to oppose any action by the Company to seek or obtain a protective order or other appropriate remedy.

          7. Executive agrees that Executive’s Employment and Confidentiality Agreement (the “Employment and Confidentiality Agreement”) shall continue to be in full force and effect, including but not limited to all non-competition and non-solicitation provisions contained therein.

          8. Executive hereby represents that he has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its affiliates in connection with any matters relating, directly or indirectly, to his employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Company or any of its affiliates with respect to events occurring prior to the termination of his employment with the Company or any affiliates thereof.

          9. Effective on [Date], the Company will cease all health benefit coverage and other benefit coverage for Executive.

          10. GENERAL RELEASE – Effective as of the Effective Date, and in return for the consideration set forth above, Executive agrees not to sue or file any action, claim, or lawsuit against the Company, agrees not to pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and cause the dismissal or withdrawal of, any lawsuit, action, claim, or charge against the Company, and Executive agrees to waive all claims and release and forever discharge the Company, its officers, directors, subsidiaries, affiliates, parents, attorneys, shareholders and employees from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, relating in any way, directly or indirectly, to his employment, from the beginning of time through the

Exh. A-2

Effective Date of this Agreement, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to, any claims arising under or pursuant to the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Occupational Safety & Health Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), New York State Labor Law, New York State Human Rights Law, New York Human Rights Law, and any other state, federal, city, county or local statute, rule, regulation, ordinance or order, or the national or local law of any foreign country, any claim for future consideration for employment with the Company, any claims for attorneys’ fees and costs and any employment rights or entitlement law, and any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to Executive, discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or another unlawful criterion or circumstance, and any other theory of recovery. It is the intention of the parties to make this release as broad and as general as the law permits.

          [Executive acknowledges that he is aware of, has read, has had explained to him by his attorneys, understands and expressly waives any and all rights he has or may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”]*

          11. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

          12. This Agreement may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Agreement or the Severance Plan.

          13. Executive acknowledges that Executive has made an independent investigation of the facts, and does not rely on any statement or representation of the Company in entering into this Agreement, other than those set forth herein.

          14. Executive agrees that, without limiting the Company’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, the Company shall not be required to make any further payments to the Executive

*	Include bracketed language for California employees.

Exh. A-3

pursuant to this Agreement or the Severance Plan and shall be entitled to recover all payments already made by it (including interest thereon), in addition to all damages, attorneys’ fees and costs the Company incurs in connection with Executive’s breach of this Agreement. Executive further agrees that the Company shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his violation or breach of any provision of this Agreement shall forever release and discharge the Company from the performance of its obligations arising from the Agreement.

          15. Executive has been advised and acknowledges that he has been given forty-five (45) days to consider signing this Agreement, he has seven (7) days following his signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable. until the revocation period has expired (the “Effective Date”).

          16. Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of his choice prior to signing this Agreement.

          17. Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of his own free will, knowingly and voluntarily, and without any duress or coercion.

          18. Executive understands that this Agreement includes a final general release, and that Executive can make no further claims against the Company or the persons listed in Section 10 of this Agreement relating in any way, directly or indirectly, to his employment. Executive also understands that this Agreement precludes Executive from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim brought on Executive’s behalf against the Company or the persons listed in Section 10 of this Agreement.

          19. Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.

          20. This Agreement and the Severance Plan constitute the complete understanding between Executive and the Company regarding the subject matter hereof and thereof. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Company.

          21. Executive and the Company agree that all notices or other communications required or permitted to be given under the terms of this Agreement shall be given in accordance with Section 9 of the Severance Plan.

          22. Executive and the Company agree that any disputes relating to any matters covered under the terms of this Agreement shall be resolved in accordance with Section 10 of the Severance Plan.

          23. By entering into this Agreement, the Company does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is

Exh. A-4

expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between Executive and the Company.

          24. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          25. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

          26. Unless expressly specified elsewhere in this Agreement, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law.

          27. This Agreement may be executed in one or more counterparts.

	Company	Executive

By:

Date:		Date:

Exh. A-5